Exhibit 99.1

HARRY & DAVID HOLDINGS, INC. REPORTS SECOND QUARTER

FISCAL 2006 RESULTS

MEDFORD, Oregon, February 2, 2006 – Harry & David Holdings, Inc., formerly known as Bear Creek Holdings Inc., announced today financial results for the second fiscal quarter and twenty-six weeks ended December 24, 2005.

Net sales for the second quarter of fiscal 2006 were $362.4 million, an increase of 8.2%, or $27.5 million, from $334.9 million recorded in the second quarter of fiscal 2005, primarily due to strong catalog and Internet sales from the Company’s Harry and David Direct Marketing and Jackson & Perkins operating segments, positive comparable Harry and David Stores sales and higher wholesale division sales of Harry and David® products.

For the second quarter of fiscal 2006, EBITDA, which the Company defines as earnings before net interest expense, income taxes, depreciation and amortization, was $92.9 million compared to $96.4 million in the same period last year. The decrease is primarily due to increased delivery and transportation costs and the impact of higher than anticipated price-promotional activity, including delivery discounts and product markdowns.

Pre-tax income for the second quarter was $81.3 million, compared to $87.4 million reported in the same period last year. This variance resulted from increased operating costs, higher interest expense and the decision to expense costs associated with a planned initial public offering (IPO) that has been put on hold. Net income for the second quarter of 2006 was $49.1 million, reflecting an effective tax rate of 39.6%, compared to net income of $69.6 million, reflecting an effective tax rate of 20.3%, reported in the same period last year. The Company accrued taxes at a higher effective tax rate in the second quarter of fiscal 2006 versus the prior year, principally because of the effect of state net operating losses on earnings.

For the twenty-six weeks ended December 24, 2005, the Company reported net sales of $420.1 million and EBITDA of $73.3 million, as compared to net sales of $388.6 million and EBITDA of $78.8 million for the same fiscal period last year. The pre-tax income for the first twenty-six weeks of fiscal 2006 was $50.1 million, compared to $60.9 million reported in the same twenty-six week period in fiscal 2005. Net income for the twenty-six weeks ended December 24, 2005 was $31.8 million, reflecting an effective tax rate of 36.6%, compared to net income of $48.9 million and an effective tax rate of 19.6% for the twenty-six weeks ended December 25, 2004.

“We were very encouraged by our 8.2% net sales growth in the December quarter, despite the closing of fourteen stores since February 2005 and following last year’s second quarter sales growth of 8.6%,” said Bill Williams, President and Chief Executive Officer. “We experienced sales growth during the quarter in all of our operating segments: Harry and David Direct Marketing (7.4%), Harry and David Stores (2.2% in growth and a 9.5% comparable sales rate for the quarter), Jackson & Perkins (6.0%), and our “Other” segment (132.4%), resulting from growth in the Harry and David Wholesale division. In addition, we experienced solid increases in orders received (7.6%) and packages shipped (8.9%) in the December quarter and improved customer satisfaction as measured by fewer replacements, returns and allowances, customer service calls and late delivery complaints. However, these gains were offset by unexpected pressure on our gross profit margin, which we are taking steps to correct.”

Gross profit margin was 48.9% in the second quarter of fiscal 2006 compared to 52.2% in the same period last year, primarily due to two factors: higher delivery expense and lower product margins. Delivery expense increased more than anticipated in the second quarter as a result of higher fuel surcharges and higher than anticipated expedited delivery expenses due to late ordering by customers in the direct marketing segments.

The late customer ordering trend also contributed to lower product margins, as the Company’s response to less than anticipated early demand in the holiday selling season was to increase product markdowns in order to improve sell-through rates on perishable products and holiday motif inventories. The Company also experienced higher energy-related product costs and higher materials costs. In addition, the Company experienced a record harvest (which required additional payroll) and a lower yield on its gift-grade pears, which increased the Company’s costs. The Company was unable to adjust prices to compensate for these increased costs because they occurred after the fall catalogs were printed.

Williams continued, “We have identified and are beginning to implement a number of corrective actions, including selected increases in product prices and delivery charges to offset higher costs. Although many of these initiatives are included in our spring catalogs, we expect it will be several months before the benefits are fully reflected in our results. We also intend to more conservatively manage our inventories to avoid incurring markdowns above historical levels.”

For the second quarter of fiscal 2006, selling, general and administrative expenses as a percent of sales decreased to 24.0% from 24.7%, as increased sales and cost management allowed the Company to leverage its overhead.

Net sales highlights by operating segment were as follows:

•	Harry and David Direct Marketing net sales, which include catalog, Internet, business-to-business and outbound telemarketing sales, were $257.9 million in the second quarter of fiscal 2006, a 7.4% increase from the same period last year due to an increase in catalog circulation and Internet and direct mail advertising, as well as increased promotional activity. The Company experienced an increase in response rates to 2.81% this year from 2.76% last year and 2.58% two years ago.

•

Harry and David Stores net sales increased 2.2% to $66.5 million in the second quarter of fiscal 2006 from the second quarter of fiscal 2005, despite 14 fewer stores in operation compared to last year. Comparable store sales increases were due to a greater number of transactions, higher average transaction size and more effective inventory management. Comparable store sales were up 9.5%, representing the Company’s 25th consecutive month of positive same store sales.

•	Jackson & Perkins net sales increased 6.0% to $26.0 million in the second quarter of fiscal 2006 from $24.5 million in the second quarter of fiscal 2005. The increase was primarily due to higher response rates from the catalog, combined with increased promotional activity and Internet advertising.

•	The Company’s “Other” segment net sales were $12.0 million in the second quarter of fiscal 2006, an increase of 132.4%, from $5.2 million in the second quarter of fiscal 2005, due to the acquisition of new customers and expansion of sales to existing customers in the Harry and David Wholesale division.

As of December 24, 2005, the Company had total debt outstanding of $245.0 million, representing the aggregate principal amount outstanding under the Company’s senior unsecured notes. The Company had $147.1 million in cash and cash equivalents and had no borrowings outstanding under its revolving credit facility as of December 24, 2005. Due to weaker than anticipated earnings results in the quarter ended December 24, 2005 and based on current trends, the Company believes it is probable that by the quarter ending March 25, 2006, the Company will be in violation of certain quarterly financial covenants under its revolving credit agreement. The Company will be working diligently with its lenders to renegotiate these covenants and to obtain, where needed, sufficient waivers.

The full interim results for the second fiscal quarter ended December 24, 2005 will be filed with the SEC in a quarterly report on Form 10-Q no later than February 7, 2006.

This press release contains information about EBITDA, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. The Company believes that EBITDA is a useful financial measure for assessing operating performance and liquidity. For an explanation of why management believes EBITDA is a useful measure for understanding its results of operations and a reconciliation of EBITDA to the most comparable GAAP measure, see footnote (1) to the attached financial information. This press release will be made available on the Company’s corporate website, www.hndcorp.com.

Conference Call

Harry & David Holdings, Inc. will host a conference call today, February 2, 2006, at 2:00 p.m. Pacific (5:00 p.m. Eastern) with William H. Williams, President and Chief Executive Officer, and Stephen V. O’Connell, Chief Financial Officer and Chief Administrative Officer. To access the conference call, participants in North America should dial 1-800-289-0533 and international participants should dial 1-913-981-5525. Participants are encouraged to dial in to the conference call five to ten minutes prior to the scheduled start time. A telephonic replay of the call will also be made available approximately two hours after the conference call is completed. The replay will be able accessible via telephone through February 16, 2006 by dialing 1-888-203-1112 in North America and by dialing 1-719-457-0820 when calling internationally, with all callers using the replay pass code 3141865.

About Harry & David Holdings, Inc.

Harry & David Holdings, Inc. (formerly Bear Creek Holdings Inc.), headquartered in Medford, Oregon, is a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and gifts marketed under the Harry and David® brand, and premium rose plants, horticultural products and home and garden décor, marketed under the Jackson & Perkins® brand.

CONTACTS:

Company Contact	Media Contact	Investor Relations Contact
Steve O’Connell, CFO	Bill Ihle, SVP Corp. Relations	John Mills/Andrew Greenebaum
Harry & David Holdings, Inc.	Harry & David Holdings, Inc.	Integrated Corporate Relations, Inc.
soconnell@harryanddavid.com	bihle@harryanddavid.com	jmills@icrinc.com
(541) 864-2164	(541) 864-2145	agreenebaum@icrinc.com
(310) 395-2215

— Financial Tables Follow —

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in Thousands, Except Share Data)

	December 25, 2004 Unaudited	June 25, 2005 Audited	December 24, 2005 Unaudited
Assets
Current assets:
Cash and cash equivalents	$155,166	$24,854	$147,141
Trade accounts receivable, net	23,200	8,434	27,874
Other receivables	3,508	2,025	5,617
Inventories, net	61,068	68,660	70,197
Prepaid catalog expenses	5,284	3,811	5,376
Income taxes receivable	19,053	247	381
Other current assets	10,404	6,220	9,006

Total current assets	277,683	114,251	265,592
Property, plant, and equipment, net	160,920	165,006	163,521
Software, net	11,848	11,705	10,710
Intangibles, net	36,171	35,084	34,023
Deferred financing costs, net	7,393	14,269	14,317
Deferred income taxes	599	5,869	8,663
Other assets	975	628	573

Total assets	$495,589	$346,812	$497,399

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$46,838	$18,759	$74,249
Accrued payroll and benefits	20,454	15,943	18,449
Deferred revenue	42,375	15,002	41,084
Deferred income taxes	50,455	24,127	45,272
Accrued interest	3,819	5,940	5,769
Accrued restructuring costs	5,299	2,224	1,196
Other accrued liabilities	17,683	6,996	19,845
Notes payable	13,900	268	15

Total current liabilities	200,823	89,259	205,879
Long-term debt	147,621	245,000	245,000
Accrued pension liability	29,997	30,982	33,389
Other long-term liabilities	944	1,798	2,711

Total liabilities	379,385	367,039	486,979
Commitments and Contingencies	—	—	—
Stockholders’ equity (deficit):
Common stock, $0.01 par value, 1,500,000 shares authorized; issued and outstanding: 1,000,000; 1,000,000 and 1,014,888 shares at December 25, 2004, June 25, 2005 and December 24, 2005, respectively	10	10	10
Additional paid-in capital	83,992	1,864	3,320
Retained earnings (accumulated deficit)	32,202	(22,101)	7,090

Total stockholders’ equity (deficit)	116,204	(20,227)	10,420

Total liabilities and stockholders’ equity (deficit)	$495,589	$346,812	$497,399

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in Thousands, Except Share and per Share Data)

(Unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
	December 25, 2004	December 24, 2005	December 25, 2004	December 24, 2005
Net Sales	$334,938	$362,392	$388,648	$420,115
Costs and expenses:
Cost of goods sold	160,180	185,211	198,369	227,967
Selling, general and administrative	82,418	86,529	119,158	126,065
Selling, general and administrative – related party	294	250	594	500

	242,892	271,990	318,121	354,532

Operating income	92,046	90,402	70,527	65,583
Other (income) expense:
Interest income	(37)	(156)	(45)	(258)
Interest expense	5,017	7,104	9,983	13,557
Other (income) expense	(302)	2,180	(302)	2,180

	4,678	9,128	9,636	15,479

Income before income taxes	87,368	81,274	60,891	50,104
Provision for income taxes	17,732	32,217	11,961	18,313

Net income	$69,636	$49,057	$48,930	$31,791

Earnings per share:
Basic and diluted	$69.64	$48.34	$48.93	$31.41

Weighted-average shares used in per share calculations:
Basic and diluted	1,000,000	1,014,888	1,000,000	1,012,171

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in Thousands)

(Unaudited)

	Twenty-six weeks ended
	December 25, 2004	December 24, 2005
Operating activities
Net income	$48,930	$31,791
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	5,432	7,130
Amortization	2,564	2,728
Stock option compensation expense	–	226
Amortization of deferred financing costs	954	1,166
Write-off of deferred IPO costs	–	2,180
Loss on disposal of property, plant, equipment, and software	50	304
Deferred income taxes	52,255	18,352
Changes in operating assets and liabilities:
Accounts receivable	(10,112)	(23,032)
Inventories	3,514	(1,537)
Prepaid advertising and other assets	(40,914)	(6,411)
Accounts payable and accrued liabilities	44,365	72,966
Deferred revenue	28,015	26,082

Net cash provided by operating activities	135,053	131,945
Investing activities
Acquisition of property, plant, equipment, and software	(3,542)	(6,832)
Proceeds from the sale of property, plant, and equipment	26	11

Net cash used in investing activities	(3,516)	(6,821)
Financing activities
Borrowings of revolving debt	90,000	104,000
Payments of revolving debt	(90,000)	(104,000)
Payments of notes payable	—	(253)
Payments for deferred financing costs	—	(1,214)
Proceeds from exercise of stock options	—	1,230
Dividends paid	—	(2,600)

Net cash used in financing activities	—	(2,837)

Increase in cash and cash equivalents	131,537	122,287
Cash and cash equivalents, beginning of period	23,629	24,854

Cash and cash equivalents, end of period	$155,166	$147,141

Harry & David Holdings, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to EBITDA

(in Thousands)

(Unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
	December 25, 2004	December 24, 2005	December 25, 2004	December 24, 2005
Net cash provided by operating activities	$193,875	$203,108	$135,053	$131,945
Stock option expense	—	113	—	226
Changes in operating assets and liabilities	75,243	114,197	24,868	68,068
Write-off of deferred IPO costs	—	2,180	—	2,180
(Income) loss on impairment or retirement of PP&E	(8)	229	50	304
Deferred income taxes	44,776	32,067	52,255	18,352
Deferred financing costs	168	583	954	1,166
Depreciation and amortization	4,060	4,682	7,996	9,858

Net income	$69,636	$$49,057	$48,930	$31,791
Interest expense, net	4,980	6,948	9,938	13,299
Provision for income taxes	17,732	32,217	11,961	18,313
Depreciation and amortization	4,060	4,682	7,996	9,858

EBITDA	$96,408	$92,904	$78,825	$73,261

(1)	In the thirteen week period ended December 25, 2004, net income and EBITDA included:

•	$1.5 million of income related to closed stores (income is due to December sales seasonality);

•	$0.2 million of restructuring charges relating to a reduction in force implemented beginning in August 2004 instead of at the beginning of our prior fiscal year in April 2004;

•	$0.9 million of one-time consulting fees associated with evaluating the Harry and David® brand strategy and information technology strategy projects and, to a lesser extent, employee executive recruiting charges;

•	$0.8 million of purchase accounting adjustments reflecting a one-time non-cash charge incurred primarily due to a step-up in store leaseholds and inventory value associated with the purchase accounting in connection with our acquisition of Harry & David Operations Corp. on June 17, 2004;

•	$0.1 million of rental income due to a change in accounting treatment;

•	$0.3 million of other income related to the collection of a note receivable written off during fiscal 2002;

•	$0.5 million related to fixed asset impairment charges from a lower rose crop harvest yield associated with a new growing technique; and

•	$0.3 million of fees paid to Wasserstein and Highfields under the management agreement.

In the thirteen week period ended December 24, 2005, net income and EBITDA included:

•	$0.9 million of income related to closed stores (income is due to December sales seasonality);

•	$0.1 million of restructuring charges relating to a reduction in force implemented beginning in August 2004 instead of at the beginning of our prior fiscal year in April 2004;

•	$0.1 million of purchase accounting adjustments reflecting a one-time non-cash charge incurred primarily due to a step-up in store leaseholds and inventory value associated with the purchase accounting in connection with our acquisition of Harry & David Operations Corp. on June 17, 2004;

•	$0.1 million of charges related to the grant of stock options;

•	$0.2 million of fees paid to Wasserstein and Highfields under the management agreement;

•	$0.1 million of incremental employee executive recruiting and relocation charges; and

•	$2.2 million of deferred IPO costs that were written off.

In the twenty-six week period ended December 25, 2004, net income and EBITDA included:

•	$0.3 million of income related to closed stores (income is due to December sales seasonality);

•	$0.9 million of restructuring charges relating to a reduction in force implemented beginning in August 2004 instead of at the beginning of our prior fiscal year in April 2004;

•	$1.2 million of one-time consulting fees associated with evaluating the Harry and David® brand strategy and information technology strategy projects and, to a lesser extent, employee executive recruiting charges;

•	$1.1 million of purchase accounting adjustments reflecting a one-time non-cash charge incurred primarily due to a step-up in store leaseholds and inventory value associated with the purchase accounting in connection with our acquisition of Harry & David Operations Corp. on June 17, 2004;

•	$0.1 million of rental income due to a change in accounting treatment;

•	$0.3 million of other income related to the collection of a note receivable written off during fiscal 2002;

•	$0.5 million related to fixed asset impairment charges from a lower rose crop harvest yield associated with a new growing technique; and

•	$0.6 million of fees paid to Wasserstein and Highfields under the management agreement.

In the twenty-six week period ended December 24, 2005, net income and EBITDA included:

•	$0.4 million of income related to closed stores (income is due to December sales seasonality);

•	$0.1 million of restructuring charges relating to a reduction in force implemented beginning in August 2004 instead of at the beginning of our prior fiscal year in April 2004;

•	$0.1 million of one-time consulting fees associated with evaluating the Harry and David® brand strategy and information technology strategy projects and, to a lesser extent, employee executive recruiting charges;

•	$0.1 million of purchase accounting adjustments reflecting a one-time non-cash charge incurred primarily due to a step-up in store leaseholds and inventory value associated with the purchase accounting in connection with our acquisition of Harry & David Operations Corp. on June 17, 2004;

•	$0.1 million of rental income due to a change in accounting treatment;

•	$0.3 million of charges related to the grant of stock options;

•	$0.5 million of fees paid to Wasserstein and Highfields under the management agreement;

•	$0.6 million of incremental employee executive recruiting and relocation charges; and

•	$2.2 million of deferred IPO costs that were written off.

(2)	Regulation G, Conditions for Use of Non-GAAP Financial Measures, and other provisions of the 1934 Act, define and prescribe the conditions of use of certain non-GAAP financial information. Our measure of EBITDA meets the definition of a non-GAAP financial measure.

EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization and is computed on a consistent method from quarter to quarter and year to year.

The Company uses EBITDA, in conjunction with GAAP measures such as cash flows from operating activities, cash flows from investing activities and cash flows from financing activities, to assess our liquidity, financial leverage and ability to service our outstanding debt. For example, certain covenant and compliance ratios under our revolving credit facility and the indenture governing the outstanding notes use EBITDA, as further adjusted for certain items as defined in each agreement. If the Company is not able to comply with these covenants, it may not be able to borrow additional amounts, incur more debt to finance our ongoing operations and working capital or take other actions. In addition, the lenders could accelerate the outstanding amounts, which could materially and adversely affect our liquidity and financial position.

The Company uses EBITDA, in conjunction with the other GAAP measures discussed above, to assess its debt to cash flow leverage, including for planning and forecasting overall expectations and for evaluating actual results against such expectations; to assess the Company’s ability to service existing debt and incur new debt; and to measure the rate of capital expenditure and cash outlays from year to year and to assess our ability to fund future capital and non-capital projects. The Company believes that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to compare debt to cash flow leverage among companies.

EBITDA, when used as a liquidity measure, has limitations as an analytical tool. These limitations include:

•	EBITDA does not reflect the Company’s cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, the Company’s working capital needs;

•	EBITDA is not a measure of discretionary cash available to the Company to pay down debt;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debt; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as comparative measures.

To compensate for these limitations, the Company analyzes EBITDA in conjunction with other GAAP financial measures impacting liquidity and cash flow including depreciation and amortization, capital spending and net income in terms of the impact on depreciation and amortization, changes in net working capital, other non-operating income and losses that affect cash flow and liquidity, interest expense and taxes. Similarly, you should not consider EBITDA in isolation or as a substitute for these GAAP liquidity measures.

The Company also uses EBITDA, in conjunction with GAAP measures such as operating income and net income, to assess its operating performance and that of each of its businesses and segments. Specifically, the Company uses EBITDA, alongside the GAAP measures mentioned above, to measure profitability and profit margins and to make budgeting decisions relating to historical performance and future expectations of our operating segments and business as a whole, and to make performance comparisons of the Company compared to other peer companies. The Company believes that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to assess the Company’s operating performance and compare it to that of other peer companies.

Furthermore, the Company uses EBITDA (in conjunction with other GAAP and non-GAAP measures such as operating income, capital expenditures, taxes and changes in working capital) to measure return on capital employed. EBITDA allows the Company to determine the cash return after taxes, capital spending and changes in working capital generated by the total equity employed in the Company. The Company believes return on capital employed is a useful measure because it indicates the total returns generated by the business, which, when viewed together with profit margin information, allows the Company to better evaluate profitability and profit margin trends.

As a performance measure, the Company also uses return on capital employed to assist the Company in making budgeting decisions related to how debt and equity capital is being employed and how it will be employed in the future. Historical measures of return on capital employed, which include the use of EBITDA, are used in estimating and predicting future return on capital trends. Combined with other GAAP financial measures, historical return on capital information helps the Company make decisions about how to employ capital effectively going forward.

However, because EBITDA does not take into account certain of these non-cash items, which do affect our operations and performance, EBITDA has inherent limitations as an operating measure. These limitations include:

•	EBITDA does not reflect the cash cost of acquiring assets or the non-cash depreciation and amortization of those assets over time, or the replacement of those assets in the future;

•	EBITDA does not reflect cash capital expenditures on an historical basis or in the current period, or address future requirements for capital expenditures or contractual commitments;

•	EBITDA is not a measure of discretionary cash available to us to invest in the growth of our business;

•	EBITDA does not reflect changes in working capital or cash needed to fund our business;

•	EBITDA does not reflect our tax expenses or the cash payments we are required to make to fulfill our tax liabilities; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations the Company analyzes EBITDA alongside other GAAP financial measures of operating performance, including, operating income, net income and changes in working capital, in terms of the impact on other non-operating income and losses that affect profitability and return on capital. You should not consider EBITDA in isolation or as a substitute for these GAAP measures of operating performance.